Exhibit  5.1

                     The Law Offices of Michael L. Corrigan
                                 Attorney at Law
                         7770 Regents Rd. Suite 113-401
                            San Diego, CA 92122-1967
                             Office: (858) 531-5984


May 20, 2004

Universal Ice Blast, Inc.

Re:  Opinion of Counsel - Registration Statement on Form S-8

Gentleman:

     I have acted as special counsel for Universal Ice Blast, Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 16,500,000 shares of the Company's common stock, .001 par value, (the "Common Stock"), issuable pursuant to the Company's 2004 Stock Compensation Plan, (the "Plan").

     I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

     Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

     Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


/s/  Michael L. Corrigan
-----------------------------
Michael L Corrigan


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